Exhibit 99.1

January 28, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Eloise Hale, Bank of America, 1.980.387.0013

eloise.hale@bankofamerica.com

Bank of America Names Three Merrill Directors to its Board

CHARLOTTE — Bank of America Corporation today elected three Merrill Lynch directors to its board: former IRS Commissioner Charles O. Rossotti, former Miller Brewing Company executive Virgis W. Colbert, and former Ambassador to the People’s Republic of China Admiral Joseph Prueher.

“We are very pleased to add these directors to our board.” said Chairman and Chief Executive Officer Ken Lewis. “Their experience managing large, complex organizations and working throughout multiple countries will serve Bank of America well as we successfully integrate Merrill Lynch’s global operations into our company. These directors will provide strong leadership and perspectives.”

Rossotti, 67, is a senior advisor at The Carlyle Group, focusing primarily on investments in the fields of information technology and business services. He began serving on the Merrill Lynch Board of Directors in 2004 and is expected to serve on both of Bank of America’s Corporate Governance and Compensation and Benefits Board committees.

Colbert, 69, is the retired executive vice president of Miller Brewing Company. He began serving on the Merrill Lynch Board of Directors in 2006 and is expected to serve on Bank of America’s Asset Quality Board committee.

Prueher, 66, is a consulting professor at Stanford University’s Institute of International Studies and senior advisor on The Preventive Defense Project. Admiral Prueher served as Ambassador to the People’s Republic of China from 1999 to 2001. He began serving on the Merrill Lynch Board of Directors in 2001 and is expected to serve on Bank of America’s Audit Board committee.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,700 ATMs and award-winning online banking with nearly 29 million active users. Following the acquisition of Merrill Lynch on

January 1, 2009, Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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